Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
     As independent registered public accountants, we hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statements on Form S-8, Registration Nos. 33-46890 and 333-60438, pertaining to the Technical Communications Corporation 1991 Stock Option Plan, of our report dated December 14, 2007, with respect to the consolidated financial statements of Technical Communications Corporation included in its Annual Report on Form 10—KSB for the year ended September 29, 2007 as filed with the Securities and Exchange Commission and to the reference to our firm under the caption “Interests of Named Experts and Counsel” included in or made part of this registration statement on Form S-8.

/s/ Vitale, Caturano & Company Ltd.
Vitale, Caturano & Company Ltd.

Boston, Massachusetts
December 14, 2007